Exhibit 99.1

RESOLUTE ENERGY CORPORATION

ANNOUNCES APPOINTMENT OF GARY L. HULTQUIST

TO BOARD OF DIRECTORS

Denver, Colorado – February 10, 2014 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) announced today that its Board of Directors has approved the appointment of Gary L. Hultquist to the Board.

Nicholas J. Sutton, Chairman of the Board of Directors and Chief Executive Officer of Resolute, commented: “I am pleased to announce the appointment of Gary L. Hultquist to the Resolute Board of Directors. In conjunction with his appointment to the Board, he has also been designated to serve on the Compensation Committee and the Corporate Governance / Nominating Committee. Gary’s extensive experience in the oil and gas industry as well as his long and accomplished background in the legal and finance areas will be an invaluable asset to our Board over the coming years.”

Mr. Hultquist has been a Director of NYSE-listed Kinder Morgan Management, LLC (NYSE: KMR), the Delegate of the General Partner of Kinder Morgan Energy Partners, L.P. (NYSE: KMP), since its formation in 2001. He has also been a Director of Kinder Morgan G.P., Inc., the General Partner of Kinder Morgan Energy Partners, L.P., since 1999, where he currently serves as Lead Independent Director, Chair of the Compensation Committee and Member of the Audit Committee and Nominating and Governance Committee. Previously, from 1995 to 1997, Mr. Hultquist also served on the Board of Directors and as Chair of the Audit Committee of OnTrak Systems, Inc. (NASDAQ: ONTK) during its IPO and subsequent merger with Lam Research (NASDAQ: LRCX) for over $400 million. He also served as Board member and advisor to Rodel, Inc., during its acquisition by Rohm and Haas (NYSE). Mr. Hultquist holds securities licenses 7, 63 and 24 (General Securities Principal) from FINRA and is a member of the California Bar Association. Mr. Hultquist practiced law in San Francisco and Palo Alto, California for over 13 years. Since 1986, he has been an international investment banker and strategic advisor, to public and private company clients in the U.S., Europe and Asia, handling corporate financings, mergers and acquisitions and is currently affiliated with Viant Capital, LLC, an investment banking firm in San Francisco, specializing in energy and technology. Mr. Hultquist has also served on the Boards of Directors of several private companies. He received his B.S. Degree in Accounting-Finance from Northwest Missouri State University, a J.D. degree from the University of Missouri Law School and attended the George Washington University Law School’s LLM in Taxation program.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico, the Powder River Basin in Wyoming and the Bakken trend of North Dakota. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

# # #

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com

2